UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 26, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 26, 2013, Central European Distribution Corporation (“CEDC”), Roust Trading Ltd (“RTL”) and JSC “Russian Alcohol Group” entered into an Amended and Restated Securities Purchase Agreement (the “Amended and Restated SPA”). The Amended and Restated SPA amends and restates the Securities Purchase Agreement by and among CEDC, RTL and JSC “Russian Alcohol Group”, dated March 8, 2013 (the “Original SPA”), previously filed on CEDC’s Schedule TO-I/A, dated March 11, 2013.

The Amended and Restated SPA amends the Original SPA to reflect the terms of the agreement reached between RTL and certain holders of CEDC’s 3.00% Convertible Notes due 2013 (the “2013 Notes”) as provided for in the amended and restated plan support agreement, dated as of March 20, 2013 (the “2013 PSA”), among RTL and certain holders of the 2013 Notes, previously filed on Amendment No. 16 to Schedule 13D by RTL on March 21, 2013. Among the changes to the Original SPA reflected in the Amended and Restated SPA are amendments to reflect the withdrawal of the CEDC exchange offer to 2013 Noteholders, by the tender offer by RTL (the “RTL Offer”) to holders of the 2013 Notes, and the issuance of all newly issued shares of CEDC common stock to RTL pursuant to CEDC’s prepackaged plan of reorganization.

Conditions to Closing

In addition to the conditions set forth in the Original SPA, the Amended and Restated SPA provides that the obligation of RTL to consummate the RTL Investment is conditioned upon:

•

the cancellation of the 2013 Notes and the Senior Secured Notes due 2016 issued by CEDC Finance Corporation International, Inc. (the “2016 Notes”), and the discharge of the indentures governing the 2013 Notes and the 2016 Notes; and

•	the conditions to the closing of the RTL Offer having been satisfied or waived in accordance with the terms of the RTL Offer.

Termination

In addition to the termination rights set forth in the Original SPA, the Amended and Restated SPA grants RTL the right to terminate the Amended and Restated SPA if either (1) the plan support agreement, dated as of March 25, 2013, among RTL, certain holders of the 2016 Notes, CEDC and CEDC Finance Corporation International, Inc. or (2) the 2013 PSA, if CEDC accedes to and executes the 2013 PSA, is terminated in accordance with its terms.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/Grant Winterton
Grant Winterton

Chief Executive Officer

Date: May 1, 2013